Exhibit 99.1

Argo Group Announces Sale of ArgoGlobal SE

HAMILTON, BERMUDA – Dec. 20, 2021 – Argo Group International Holdings Ltd. (NYSE: ARGO), an underwriter of specialty insurance, today announced an agreement to sell its Malta business operations, ArgoGlobal Holdings (Malta) Ltd. and its subsidiaries, to Riverstone Holdings Limited (part of the RiverStone International group), an industry-leading acquirer and reinsurer of legacy and discontinued insurance businesses. Closing of the transaction is subject to regulatory approval and is expected to occur during the first half of 2022.

“This sale supports our strategy to focus on U.S.-based specialty insurance risks,” said Andy Borst, interim president of international operations. ArgoGlobal SE business was primarily focused on insuring risks in Europe and has not been actively underwriting business since 2020.

“We are delighted to have executed a second legacy transaction with the Argo Group, which strengthens our important business relationship,” said Luke Tanzer, RiverStone International’s CEO. “We look forward to working closely with Argo through the completion phase and to continue to service ArgoGlobal SE policyholders and claimants to the high standards currently provided.”

The terms of the agreement were not disclosed.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS LTD.

Argo Group International Holdings Ltd. (“Argo”) (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo and its insurance subsidiaries are rated “A-” by Standard & Poor’s. Argo’s insurance subsidiaries are rated “A-” by AM Best. More information on Argo and its subsidiaries is available at argogroup.com.

ABOUT RIVERSTONE INTERNATIONAL

RiverStone International is an industry-leading acquirer and reinsurer of legacy and discontinued insurance business. Operating in the U.K. company and Lloyd’s of London markets, RiverStone International has transacted a wide variety of deals – from insurance and reinsurance portfolio transfers to company purchases. RiverStone International’s highly skilled and tenured professionals employ ownership, accountability, commitment, and an open and flexible approach to all transactions to provide transactional certainty, deliver desired outcomes and maintain clients’ reputations. For further information about RiverStone International please visit rsml.co.uk.

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Investors:

Greg Charpentier

Investor Relations

646-312-6622

gregory.charpentier@argogroupus.com

Media:

David Snowden

Senior Vice President, Argo Group Communications

210-321-2104

david.snowden@argogroupus.com

Federica Aversa

Global Brand & Communications Manager

+44 (0) 207 398 4329

federica.aversa@rsml.co.uk

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